EXHIBIT 5.1

DLA Piper LLP (US) 500 8th St NW Washington D.C. 20004-2131 T (202) 799-4000 F (202) 799-5000 W www.dlapiper.com

January 20, 2023

Safety Insurance Group, Inc.
20 Custom House Street
Boston, Massachusetts 02110

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Safety Insurance Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), and which registers 350,000 additional shares of the Common Stock of the Company (the “Shares”) issuable pursuant to the Company’s Amended and Restated 2018 Long-Term Incentive Plan (the “Amended Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Amended Plan and any award agreement entered into under the Amended Plan, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)